Exhibit 10.1
EXECUTION COPY

CONTRIBUTION AGREEMENT
BETWEEN
AMALGAMATED TECHNOLOGIES, INC.
AND
PROLINK SOLUTIONS, LLC
Dated as of December 23, 2005

     CONTRIBUTION AGREEMENT (this “Agreement”), made and entered into as of December 23, 2005 by and between AMALGAMATED TECHNOLOGIES, INC., a Delaware corporation (“Parent”) and PROLINK SOLUTIONS, LLC, a Delaware limited liability company (the “Company”). Parent and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”
     WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company have each declared it to be advisable and in the best interests of each company and their respective stockholders and members that Parent and the Company combine in order to advance their long-term business interests;
     WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company have each approved this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the terms and conditions set forth herein, which will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the members of the Company becoming stockholders of Parent;
     WHEREAS, the members of the Company (by Super-Majority vote in accordance with the terms and conditions of the Company’s Second Amended and Restated Operating Agreement) have approved this Agreement and the transactions contemplated hereby: and
     WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated hereby qualify as a tax-free reorganization within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
CONTRIBUTIONS; CLOSING
     1.1 The Contributions. At the Closing (as defined below) and subject to the terms and conditions contained in this Agreement, the Company shall cause each of its members to contribute to Parent all of the issued and outstanding membership interests of the Company and upon such contribution the Company will become a wholly-owned subsidiary of Parent.
     1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Eastern Standard Time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 8.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in New York, New York. For purposes of this Agreement, “Business Day” shall mean any day on which banks are permitted to be open in New York, New York.
     1.3 Directors and Officers. The initial directors of Parent and the Company following the Closing shall be Jay Wolf, Robert Ellin, Barry Regenstein, Lawrence D. Bain, William D. Fugazy, Jr. and Steven Fisher to hold office from the Closing until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Parent and the organizational documents of the Company and the Parent, as applicable or as otherwise provided by applicable law. The officers of the Company immediately prior to the Closing shall be the initial officers of Parent and the Company and shall hold office from the Closing until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation or operating agreement of the Company or as otherwise provided by applicable law. As soon as practicable following the Closing, Parent shall file a proxy statement or other appropriate form for a special meeting of stockholders to elect directors, proposing a slate of seven directors which will consist of two appointees of Trinad Capital Master Fund (one of which shall be designated an independent director), Lawrence D. Bain, Steven Fisher, William D. Fugazy, Jr. and two other individuals designated by management of the Company (both of which to be designated as independent directors) to hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
     1.4 Consideration.
          (a) The aggregate consideration (the “Combination Consideration”) to be paid or reserved for issuance by Parent to the members of the Company shall be 20,408,170 fully paid and non-assessable shares of common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”). At the Closing, all Company Membership Interests shall, by virtue of this Agreement, be converted automatically into and become the aggregate of 20,408,170 validly issued, fully-paid and non-assesable shares of Parent Common Stock and shall be allocated among the members of the Company as set forth on Section 1.4(a) of the Company Disclosure Schedule.
          (b) From and after the Closing, all existing membership interests of the Company, (together, “Company Membership Interests”) shall be deemed canceled and shall cease to exist, and each holder of a Company Membership Interest shall cease to have any rights with respect thereto except as set forth herein or under applicable law. As soon as practicable after the Closing, Parent shall furnish one or more certificates representing the prescribed number of shares of Parent Common Stock to the members of the Company in accordance with the terms hereof.
     1.5 No Further Ownership Rights in Company Membership Interests. All shares of Parent Common Stock issued upon the surrender for exchange of Company Membership Interests in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Membership Interests under this Article I.

     1.6 Company Stock Options; Warrants. At the Closing:
          (a) At the Closing, each percentage point of the options to purchase Company Management Interests granted to management of the Company as disclosed in Section 1.6(a) of the Company Disclosure Schedule (the “Management Options”) shall, by virtue of this Agreement, and without any action on the part of the optionee, be converted automatically into non-qualified stock options to purchase 4,980,638 shares of Parent Common Stock as set forth on Section 1.6(a) of the Company Disclosure Schedule and shall be issued under the Company’s 2005 Employee, Director and Consultant Stock Plan. All other options to purchase Company Membership Interests (“Company Options”) shall be terminated. As soon as practicable after the Closing, Parent shall furnish one or more non-qualified stock agreements to purchase the prescribed number of shares of Parent Common Stock to the optionees in accordance with the terms hereof.
          (b) Except as disclosed on Section 1.6(b) of the Company Disclosure Schedule, all outstanding warrants to purchase Company Membership Interests shall be terminated. All warrants listed on Section 1.6(b) of the Company Disclosure Schedule (the “Company Warrants”) shall be converted into warrants to acquire 1,336,468 shares of Parent Common Stock as set forth on Section 1.6(b) of the Company Disclosure Schedule.
     1.7 Adjustments to Contribution Consideration. Notwithstanding any other provision of this Agreement, the Contribution Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock, occurring during the Interim Period (as defined in Section 4.1).
     1.8 Letters of Transmittal. As promptly as practicable before the Closing, the Company shall deliver a letter of transmittal from each member of the Company addressed to the Parent for use in enabling Parent to issue one or more certificates representing the prescribed number of shares of Parent Common Stock to which such member may be entitled as determined in accordance with the provisions of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Article II are true, complete and correct as of the date hereof and as of the Closing Date. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Company. Whenever a representation or warranty made by the Company herein refers to the “knowledge of the Company,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Company, without independent investigation.
     2.1 Organization and Qualification.
          (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign limited liability company to conduct business, and is in good standing in each jurisdiction as listed in Section 2.1(a) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not be expected to have a Company Material Adverse Effect.
          (b) The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Parent true, complete and correct copies of its Certificate of Formation and the second amended and restated operating agreement of the Company (the “Operating Agreement”), each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Formation or Operating Agreement.
     2.2 Subsidiaries.
          (a) The Company has no Subsidiaries other than Golf Leasing Network, LLC, an Arizona limited liability company, which has no operations, liabilities or obligations.
          (b) For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such Person (or any other Subsidiary of such Person) is a general partner (excluding partnerships, the general partnerships of which held by such Person or Subsidiary of such Person do not have a majority of the voting interest of such partnership); or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     2.3 Capital Structure.
          (a) All of the Company Membership Interests held by the Members of the Company are as reflected on Section 2.3 (a) of the Company Disclosure Schedule.
          (b) Except as described on Section 2.3(a) of the Company Disclosure Schedule, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests, percentage interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. Section 2.3(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all holders of Company Membership Interests. The holders of

Company Membership Interests set forth on Section 2.3(a) of the Company Disclosure Schedule own in the aggregate 100% of the issued and outstanding Company Membership Interests.
          (c) Section 2.3(a) of the Company Disclosure Schedule also sets forth a true, complete and correct list of the holders of all Company Options and Company Warrants.
          (d) All outstanding Company Membership Interests are, and all membership interests which may be issued pursuant to the Company Options and Company Warrants, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.
          (e) Except as disclosed in Section 2.3 (e) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company’s members may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, membership interests, percentage interests or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.
          (f) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares), membership interests, percentage interests or other security or equity interests of the Company or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.
          (g) Except for the Operating Agreement, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the knowledge of the Company, any of the Company’s stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock, membership interests, percentage interests or other security or equity interests of the Company
     2.4 Authority; No Conflict; Required Filings.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all action on the part of the Company and no other proceedings are necessary. The adoption of this Agreement has been approved by the affirmative vote of holders of more than 66% of the Company Membership Interests in accordance with the DLLCA and the Operating Agreement (the “Requisite Member Approval”).
          (b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) the extent that any provision relating to indemnity and/or contribution is contrary to law or public policy as interpreted or applied by any court or governmental agency (collectively, the “Equitable Exceptions”).
          (c) Except as disclosed in Section 2.4 (c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit, or require the consent of any Person to, or result in the creation of any liens, claims, security interests, pledges, encumbrances of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties or other assets of the Company under any provision of: (i) the Certificate of Formation or Operating Agreement of the Company or; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company, or by which any of its properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to (x) result in a Company Material Adverse Effect, (y) impair in any material respect the ability of the Parties to consummate the transactions contemplated hereby on a timely basis or (z) result in a liability or loss to the Surviving Entity in excess of $100,000.
          (d) To the knowledge of the Company, no consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to (A) result in a Company Material Adverse Effect; (B) impair in any material respect the ability of the Parties to consummate the transactions contemplated hereby on a timely basis or (C) result in a liability or loss to the Company in excess of $100,000.

     2.5 Board Approval; Required Vote.
          (a) The Board of Directors of the Company has: (i) approved and declared advisable this Agreement; (ii) determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its members; and (iii) has recommended to the Company’s Members (A) the approval of the transactions contemplated hereby, and (B) the approval and adoption of this Agreement.
          (b) The Requisite Member Approval is the only vote of the holders of any class or series of the Company Membership Interests necessary to approve and adopt this Agreement or the other transactions contemplated hereby.
     2.6 Financial Statements and Information. The Company has previously delivered to Parent true, complete and correct copies of its (i) audited balance sheet as of and for the period of inception through January 1, 2005 and the related audited statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended; and (ii) audited balance sheet as of the period ended October 1, 2005 (the “Most Recent Balance Sheet Date”) (the “Most Recent Balance Sheet”), and the related statements of income, changes in stockholders’ equity, and cash flow as of the Most Recent Balance Sheet Date. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring and non-material year-end adjustments. The financial statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.
     2.7 Absence of Undisclosed Liabilities. To the knowledge of the Company, it does not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the Most Recent Balance Sheet; and (ii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business. Section 2.7 of the Company Disclosure Schedule sets forth the amounts of indebtedness of the Company to each of FOC Financial Limited Partnership, National City Golf, Textron Financial Corporation, True North Advisors Holdings, Paragon Partners and E-Z-GO as of the Closing Date (the “Scheduled Indebtedness”).
     2.8 Absence of Certain Changes or Events. Except as set forth on Section 2.8 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or to the knowledge of the Company could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any action, event or occurrence which has had a loss or liability to the Company in excess of $25,000 or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

     2.9 Material Agreements, Contracts and Commitments.
          (a) Section 2.9(a) of the Company Disclosure Schedule sets forth each agreement (or series of related agreements), contract, written commitment or, to the knowledge of the Company, any oral agreement to which the Company is a party that (i) provides for payments to third parties in excess of $100,000, (ii) grants any third party rights to license, market or sell any of the Company’s products or services; (iii) grants any third party “most favored nation” pricing status; (iv) establishes a partnership or joint venture; (vi) creates, incurs, assumes or guarantees any obligation or indebtedness; (v) creates a security interest in, or allows for the transfer of, any assets of the Company, whether tangible or intangible; (vii) provides for employment or consulting services; (viii) involves any officer, director, stockholder or Affiliate (as defined in Section 2.25(a)) of the Company; (ix) imposes upon the Company any obligation of confidentiality, non-competition or non-solicitation; (x) requires the Company to indemnify any party thereto in an amount that would result in a Company Material Adverse Effect; (xi) could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement, and (xii) any other agreement which was not entered into in the ordinary course of business (collectively, the “Company Material Contracts”).
          (b) The Company has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect damages from the Company in an amount that would result in a Company Material Adverse Effect.
          (c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.
          (d) The Company has made available to Parent a true, complete and correct copy of each agreement listed in Section 2.9(a) of the Company Disclosure Schedule.
     2.10 Compliance with Laws. To the knowledge of the Company it has at all times complied with all material federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.
     2.11 Material Permits.
          (a) Schedule 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all material, federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or its Subsidiaries (collectively, the “Material Permits”).

          (b) The Company is in compliance in all material respects with the terms and conditions of the Material Permits.
          (c) Each Material Permit is in full force and effect and the Company has received no notification of any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.
          (d) To the knowledge of the Company, the rights and benefits of each Material Permit will be available to the Company immediately after the Closing on terms substantially identical to those enjoyed by the Company immediately prior to the Closing.
     2.12 Litigation. Except as disclosed on Schedule 2.12 of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company. Except as disclosed on Schedule 2.12 of the Company Disclosure Schedule, no such suit, action, arbitration, claim, governmental or other proceeding would result in a Material Adverse Effect on the Company.
     2.13 Restrictions on Business Activities. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company which has, or to the knowledge of the Company could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Company; or (ii) any acquisition of any Person or property by the Company.
     2.14 Employees.
          (a) Section 2.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company along with their position and actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with the Company, true, complete and correct copies of which have previously been made available to Parent. No key employee or group of employees has threatened to terminate employment with the Company or, to the knowledge of the Company, has plans to terminate such employment.
          (b) The Company is not a party to or bound by any union or collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
          (c) Except as disclosed on Schedule 2.14(c) to the Company Disclosure Schedule the Company is not a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the transactions contemplated by this Agreement; (ii) agreement with any current or former employee of the Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $75,000 per annum; or (iii)

agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the transactions contemplated by this Agreement.
     2.15 Taxes.
          (a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.
          (b) The Company has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or to its operations, and all such Returns are true, complete and correct in all material respects. Copies of all such returns have been delivered to Parent.
          (c) The Company: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.
          (d) There is no Tax deficiency outstanding, proposed or assessed against the Company that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (e) The Company has no liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.
          (f) The Company is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws).
          (g) The Company is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.
     2.16 Employee Benefit Plans.
          (a) Section 2.16(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employee benefit plans (as defined in Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements (pursuant to which any payments are still due and payable by the Company), written or otherwise (together, the “Company Employee Plans”), for the benefit of, or relating to, any current or former employee of the Company or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”). The Company has delivered to Parent a true, complete and correct copy of each Company Employee Plan set forth on Section 2.16(a) of the Company Disclosure Schedule.
          (b) With respect to each Company Employee Plan, the Company has delivered Parent a true, complete and correct copy of: (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) with respect to any Company Employee Plan subject to such filing requirement; (ii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan; and (iii) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.
          (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability under ERISA, the Code or any other applicable law.
          (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been properly accounted for by reserves or otherwise footnoted in accordance with GAAP on the Most Recent Balance Sheet.
     2.17 Tangible Assets.
          (a) The Company owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted and as is reasonably foreseeable to be conducted. Each such tangible asset is in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
          (b) Section 2.17(b) of the Company Disclosure Schedule sets forth (i) a true, complete and correct list of all items of tangible personal property owned by the Company as of the date hereof, or not owned by the Company but in the possession of or used in the business of the Company with a book value in excess of $25,000 (the “Personal Property”); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company or its Subsidiaries and the circumstances under which such Personal Property is used.
          (c) Immediately after the Closing, the tangible assets owned or leased by the Surviving Entity, together with its intangible assets, when utilized by a labor force substantially similar to that employed by the Company on the date hereof, will be adequate to conduct the business and operations of the Company as currently conducted by the Company.
     2.18 Owned Real Property. The Company owns no real property.
     2.19 Real Property Leases. Section 2.19 of the Company Disclosure Schedule sets forth all real property leases or subleases to or by the Company, including the term of such lease, any extension and expansion options and the rent payable under it. The Company has delivered to Parent true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.19 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.19 of the Company Disclosure Schedule:
               (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
               (ii) the Company is not nor, to the knowledge of the Company, is any other party, is in breach or violation of, or default under, any such lease or sublease, and, to the knowledge of the Company, no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other under such lease or sublease; and
               (iii) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease.
     2.20 Insurance.
          (a) Section 2.20(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect. All premiums due and payable under the Insurance Policies have been paid and the Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.
          (b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and, the Company has not been refused any insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

     2.21 Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis.
     2.22 Intellectual Property.
          (a) Except as disclosed in Section 2.22(a) of the Company Disclosure Schedule, the Company owns, is licensed or otherwise possesses legally enforceable rights, to all patents (including, without limitation, any registrations, continuations, continuations in part, renewals and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans and general intangibles of like nature, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to each of the foregoing (collectively, the “Company Intellectual Property”), together with all goodwill related to any of the foregoing, used to conduct its business as presently conducted. None of the Company Intellectual Property is the subject of any pending or, to the knowledge of the Company, threatened suit, action or proceeding. None of the Company Intellectual Property is subject to any outstanding injunction, judgment, order or settlement and the Company, or its Subsidiaries, as the case may be, has fully complied with, paid and otherwise satisfied all such obligations.
          (b) Section 2.22(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company. All patents, registered trademarks, service marks and copyrights which are held by the Company and which are material to the business of the Company, taken as a whole, are valid, enforceable and subsisting and the Company has received no notice or allegation of invalidity or conflicting ownership, or inventorship with respect to such material patents, in whole or in part, has been received by the Company.
          (c) The Company is not nor will be a result of the consummation of the transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property or any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights owned by third parties (the “Third Party Intellectual Property”), the breach of which could be considered reasonably likely to result in a Company Material Adverse Effect or a liability or loss to the Surviving Entity in excess of $100,000.

          (d) Except as disclosed in Section 2.22(d) of the Disclosure Schedule, neither the Company has been named as a defendant in any suit, action or proceeding which involves a claim of infringement of any Third Party Intellectual Property and, to the knowledge of the Company, there is no reasonable basis for any such claim or allegation.
          (e) Except as disclosed in Section 2.22(e) of the Disclosure Schedule, to the knowledge of the Company (i) no other Person has any rights to any of the Company Intellectual Property; and (ii) no other Person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.
          (f) Section 2.22(f) of the Company Disclosure Schedule sets forth each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.
          (g) Section 2.22(g) of the Company Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click-wrap” licenses).
     2.23 Environmental Matters.
          (a) To the knowledge of the Company, it is in compliance in all material respects with all Environmental Laws (as defined in subsection (g)), which compliance includes, without limitation, the possession by the Company of all permits required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.
          (b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that the Company is not in full compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern (as defined in subsection (g)) at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and there are no conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.
          (c) To the knowledge of the Company there are no past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern that could reasonably be expected to result in a claim against the Company under any Environmental Law.
          (d) The Company is not the subject of any federal, state, local, foreign or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.
          (e) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation

and Liability Act of 1980, as amended, “Environmental Law” shall mean any federal, state, local or foreign law or statute, or any rule or regulation implementing such law or statute and any applicable case law or administrative decision, in each case existing and in effect on the date hereof relating to pollution or protection of the environment, including, without limitation, any statute or regulation pertaining to: (i) treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern, and “Materials of Environmental Concern” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
     2.24 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid, current and collectible in the ordinary course of business subject to no set-offs or counterclaims. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid, current and collectible in the ordinary course of business, subject to no set-offs or counterclaims.
     2.25 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or its Subsidiaries since January 22, 2004 is subject to any guaranty, warranty, return right, credit right or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are described in reasonable detail in Section 2.25 of the Company Disclosure Schedule; and (ii) manufacturers’ warranties for which the Company does not have any liability. Section 2.25 of the Company Disclosure Schedule sets forth the total expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, return right, credit right and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; to the knowledge of the Company no factor exists which could cause such expenses to significantly increase as a percentage of sales in the foreseeable future.
     2.26 Certain Business Practices. To the knowledge of the Company, neither it nor any director, officer, employee or agent of the Company has (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment of Company funds to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment utilizing Company funds.

     2.27 Customers and Suppliers; Effect of Transaction.
          (a) Section 2.27(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) each customer to whom the Company has made more than five percent (5%) of its sales during its most recent six-month period; and (ii) each supplier that is the sole supplier of any significant product or service to the Company. Since the Company’s Most Recent Balance Sheet Date, there has not been (A) any materially adverse change in the business relationship of the Company with any customer named in Section 2.27(a) of the Company Disclosure Schedule or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any customer named in Section 2.27(a) of the Company Disclosure Schedule. During the past three years, the Company has not received any customer complaints concerning its products and services, nor has it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.
          (b) No creditor, supplier, employee, client, customer or other Person having a business relationship with the Company has informed the Company that such Person intends to materially change its relationship with the Company because of the transactions contemplated by this Agreement or otherwise.
     2.28 Government Contracts. The Company has not been suspended or debarred from bidding on contracts with any Governmental Authority, and to the knowledge of the Company no such suspension or debarment has been initiated or threatened. To the knowledge of the Company the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, or Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).
     2.29 Interested Party Transactions. Except as disclosed in Section 2.29 of the Company Disclosure Schedule, during the past two years, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if the Company were required to report such information in periodic reports pursuant to the Exchange Act.
     2.30 Books and Records. The minute books and other similar records of the Company contains true, complete and correct records of all actions taken at any meetings of the Company’s members, Board of Directors or any committee thereof and of all written consents in lieu of the holding of any such meeting.
     2.31 Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     2.32 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
     2.33 Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Company Disclosure Schedule, and none of the other information or documents furnished or to be furnished to Parent by the Company or its

Subsidiaries or pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of Parent and its Subsidiaries, taken as a whole. Whenever a representation or warranty made by Parent herein refers to the “knowledge of Parent” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of Parent without independent investigation.
     3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     3.2 Subsidiaries. Parent has no Subsidiary that would be required to be reported on Exhibit 21 to Parent’s Annual Report on Form 10-KSB.
     3.3 Capital Structure.
          (a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (“Parent Preferred Stock”).
          (b) As of the close of business on the date hereof: (i) 10,393,362 shares of Parent Common Stock were issued and outstanding; (ii) 100,000 shares of Series B Convertible Preferred Stock, par value $.0001 per share were issued and outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; and (iv) 802,172 shares of Company Common Stock were duly reserved for issuance upon exercise of issued and outstanding warrants. To date 200,000 options have been issued under Parent’s 2002 Stock Plan, all of which have been cancelled and there are no outstanding options to acquire Parent Common Stock under Parent’s 2002 Stock Plan. On even date herewith, Parent’s Board of Directors adopted the 2005 Employee, Director and Consultant Stock Plan, pursuant to which directors, officers, employees and consultants may be issued options, restricted stock and stock appreciation rights. There are 10 million shares of Parent Common Stock reserved for issuance under the 2005 plan. Except as described above, as of such date, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding.
          (c) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued in connection with this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or similar rights.
     3.4 Authority; No Conflict; Required Filings.
          (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and no other corporate proceedings are necessary.
          (b) This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.
          (c) The execution and delivery of this Agreement do not, the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the transactions contemplated hereby on a timely basis.
          (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for: (i) compliance with any applicable requirements under the Securities Act; (ii) compliance with any applicable requirements under the Exchange Act; (iii) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (iv) compliance with any applicable requirements of any exchange on which the Parent Common Stock is traded; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Parent Material Adverse Effect.
     3.5 SEC Filings; Financial Statements.
          (a) Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2004, including, without limitation, all exhibits required to be filed therewith, and has made available to the Company true, complete and correct copies of all of the same so filed (including any forms, reports and documents filed after the date hereof, the “Parent SEC Reports”), other than the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied and is pending. The Parent SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (collectively, the “Parent Financial Statements”), complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-QSB promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.
     3.6 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent’s Quarterly Report on Form 10-QSB (the “Parent’s Most Recent Balance Sheet”) for the quarter ended September 30, 2005 (the “Parent’s Most Recent Balance Sheet Date”); (ii) obligations under any Parent Material Contract (as defined in Section 3.8); (iii) liabilities or obligations incurred since Parent’s Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount; and (iv) liabilities or obligations not required to be reported by GAAP.

     3.7 Absence of Certain Changes or Events. Since Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and there has not been any action, event or occurrence which (i) would require disclosure in a periodic report filed pursuant to the Exchange Act; or (ii) has had, or could reasonably be expected to result in, a Parent Material Adverse Effect.
     3.8 Agreements, Contracts and Commitments.
          (a) Parent has made available to the Company true, complete and correct copies of each agreement, contract or commitment that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Parent SEC Reports pursuant to Regulation S-K; or (ii) which has been entered into by Parent or any of its Subsidiaries since Parent’s Most Recent Balance Sheet Date and is required to be filed by Parent with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the “Parent Material Contracts”). True, complete and correct copies of the Parent Material Contracts have been made available to the Company.
          (b) Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from Parent or any of its Subsidiaries.
     3.9 Compliance with Laws. Each of Parent and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Parent Material Adverse Effect.
     3.10 Litigation. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries.
     3.11 Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby from constituting a reorganization within the meaning of Section 351 of the Code.
     3.12 Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
     3.13 Certain Business Practices. To the knowledge of the Parent, neither it nor any director, officer, employee or agent of the Parent has (i) used any Parent funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment of Parent funds to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment utilizing Parent funds.
     3.14 Disclosure. None of the representations or warranties of Parent contained herein, none of the information contained in the Parent Disclosure Schedule referred to in this Article III, and none of the other information or documents furnished or to be furnished to the Company or pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
     3.15 Environmental Matters.
          (a) To the knowledge of the Parent it is in compliance in all material respects with all Environmental Laws, which compliance includes, without limitation, the possession by the Parent of all permits required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.
          (b) The Parent has not received any written communication, whether from a Governmental Authority or other Person, that alleges that the Parent is not in full compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and there are no conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.
          (c) To the knowledge of the Parent there are no past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern that could reasonably be expected to result in a claim against the Parent or its Subsidiaries under any Environmental Law.
          (d) The Parent is not the subject of any federal, state, local, foreign or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.
     3.16 Interested Party Transactions. Except as disclosed in Section 3.16 of the Parent Disclosure Schedule, during the past two years, no event has occurred that would be required to be reported by the Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K that is not so reported.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING
     4.1 Conduct of Business of the Company Pending the Closing. The Company covenants and agrees that, between the date hereof and the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Article IX (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company: (i) shall conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously delivered to Parent; (ii) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) shall use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:
               (i) amend its Certificate of Formation, Operating Agreement or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;
               (ii) issue, transfer, pledge or encumber any shares of capital stock, membership interest, percentage interest of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, membership interest, percentage interest, or any other ownership interest of the Company or its Subsidiaries;
               (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, membership interest, percentage interest or other ownership interest of the Company.
               (iv) except for the lease of a new building for its operations, transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien on any properties, facilities, equipment or other tangible or intangible assets.
               (v) declare, set aside or pay any dividend or other distribution in respect of any of its capital stock, membership interests, percentage interests or other equity interests;
               (vi) split, combine or reclassify any shares of its capital stock, membership interests, percentage interests or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

               (vii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person;
               (viii) incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except as otherwise permitted under any loan or credit agreement to which the Company is a party as of the date of this Agreement;
               (ix) authorize any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;
               (x) take or permit to be taken any action to: (A) increase employee compensation or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (B) enter into any collective bargaining agreement; (C) hire or terminate any employees, independent contractors or consultants, having a total salary or severance package that is individually in excess of $50,000, or that collectively is in excess of $150,000 per year; or (D) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees, except in accordance with the provisions of Section 1.10 of this Agreement;
               (xi) change any accounting policies or procedures unless required by statutory accounting principles or GAAP;
               (xii) take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) could be considered reasonably likely to prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 351 of the Code;
               (xiii) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company, improve the conditions of the properties, facilities and equipment of the Company, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;
               (xiv) take any action or fail to take any action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Article II of this Agreement becoming untrue or (B) any of the conditions to the Closing set forth in Article VI not being satisfied; or
               (xv) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

     4.2 No Solicitation of Other Proposals. The Company covenants and agrees that during the Interim Period it shall discontinue all discussions or negotiations with other prospective third parties regarding the acquisition of all or any substantial portion of the Company’s business, assets or securities, and it will not, and will not permit any of its affiliates, officers, directors, members, employees, agents or representatives to, whether directly or indirectly, solicit or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any discussions or negotiations with respect to, the sale of all or any substantial portion of the Company’s business, assets or securities, including any merger or consolidation, except for inquiries or proposals from, or discussions or negotiations with, the Parent and its authorized representatives.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Access to Information; Confidentiality.
          (a) Upon reasonable notice, Parent and the Company shall afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other Party all information concerning its business, properties and personnel as the other Party may reasonably request. Parent and the Company shall make available to the other the appropriate individuals for discussion of its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.1(a) shall affect, modify or invalidate any representations or warranties of Parent or the Company contained herein or the conditions to the obligations of Parent or the Company hereto.
          (b) The Parties shall keep all information obtained pursuant to Section 5.1(a) confidential and shall return all such information to the Party requesting such return, upon their request therefor. The foregoing shall not apply with respect to information the Party receiving such confidential information can establish (i) is in the public domain at the time of disclosure or which thereafter enters the public domain, through no improper action or inaction by the receiving Party; or (ii) was known or independently developed by or in the possession of receiving Party prior to receipt from the disclosing Party, as evidenced by written records; or (iii) was rightfully disclosed to the receiving Party by a third party without restriction; or (iv) is required to be disclosed by a government agency or court order or pursuant to applicable laws and regulations.
     5.2 Reasonable Efforts; Further Assurances.
          (a) Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VI, as applicable to each of them. Each of Party and the Company, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.
          (b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.
     5.3 Reorganization.
          (a) The Company shall not knowingly take, and shall use its reasonable best efforts not to permit any Affiliate of the Company to take, any actions that could prevent the transactions contemplated by this Agreement from being treated as a “reorganization” within the meaning of Section 351 of the Code.
          (b) Parent shall not knowingly take, and shall use its reasonable best efforts not to permit any Affiliate of Parent to take, any actions that could prevent the transactions contemplated by this Agreement from being treated as a “reorganization” within the meaning of Section 351 of the Code.
     5.4 Notification of Certain Matters.
           (a) Each of the Company and Parent shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

          (b) Each of the Company and Parent shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.
     5.5 Public Announcements. Except as otherwise required by applicable law, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VIII, neither the Company nor Parent shall, nor shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
     5.6 Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Closing Date, and in any event within 20 days after the end of each such fiscal month end, the Company shall deliver to Parent the consolidated balance sheet of the Company and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the Company for the one-month period then ended and for the period then ended since the Most Recent Balance Sheet Date (collectively, the “Interim Financial Statements”). The Interim Financial Statements shall be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of the Company as of the date thereof and the combined and combining results of operations and cash flows of the Company for the periods covered thereby in conformity with GAAP.
     5.7 Parent SEC Filings. Between the date hereof and the Closing Date, the Company shall cooperate with the Parent in connection with the preparation and filing of, and provide to the Parent for inclusion or incorporation by reference in, any reports, filings, schedules or registration statements (including any prospectus contained in any such registration statement) to be filed by the Parent with the SEC (the “Parent Filings”). Without limiting the foregoing, the Company shall take all commercially reasonable actions requested by the Parent to enable the Parent to include or incorporate by reference in the Parent Filings any financial statements of the Company and any auditors’ report thereon.
ARTICLE VI
CONDITIONS OF CLOSING
     6.1 Conditions to Obligation of Each Party to Effect the Closing. The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:
          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal; and
          (b) Filing and Licensing Requirements. All applicable federal and state filing and licensing requirements related to or in connection with the transactions contemplated hereby shall have been satisfied and all applicable federal and state regulatory approvals required to consummate the transactions contemplated hereby shall have been received.
     6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the transactions contemplated hereby are also subject to the following conditions, any and all of which may be waived by Parent, in whole or in part, to the extent permitted by the applicable law:
          (a) Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true, complete and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects and (y) representations and warranties which address matters only as of a particular date;
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;
          (c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities and other third parties described in Sections 2.4(c) and 2.4(d) (or not described in Sections 2.4(c) and 2.4(d) of the Company Disclosure Schedule but required to be so described) have been obtained, except where the failure to have been obtained, either individually or in the aggregate, has not had and could not reasonably be expected to result in a Company Material Adverse Effect;
          (d) No Dissenters’ Rights. As of the Closing, no dissenters’ rights under the DLLCA, the operating agreement of the Company or otherwise shall have been asserted by any member of the Company;

          (e) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by the chief executive officer of the Company, to the effect that each of the conditions specified in clauses (a) through (b) and clauses (g), (i) (j), and (q) of this Section 6.2 are satisfied in all respects;
          (f) Intentionally Left Blank.
          (g) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, circumstances or occurrences has had, is having or could reasonably be expected to result in a Company Material Adverse Effect;
          (h) Due Diligence. Parent shall have completed a due diligence investigation of the Company’s business, assets and liabilities, the scope and results of which shall be satisfactory to Parent in its sole discretion;
          (i) Company Options; Warrants. Except for the Management Options, all Company Options shall have expired, terminated or have been exercised. The Company shall have delivered a certificate of its chief executive officer to Parent confirming that, other than the Management Options and the Company Warrants, all outstanding options, warrants, and other derivative securities entitling any person to acquire any interest in the Company have been cancelled. The Management Options and the Company Warrants, shall become options and warrants to acquire shares of Parent Common Stock in accordance with Section 1.6 hereof.
          (j) Satisfaction of Indebtedness. The Company shall have delivered a certificate of its chief executive officer to Parent confirming that the Company has paid and converted all existing convertible indebtedness and has no indebtedness to any third party or officer, director, member of employee of the Company, except for the Scheduled Indebtedness.
          (k) Termination of Operating Agreement. The Second Amended and Restated Operating Agreement or any other limited liability company operating agreement of the Company in effect at the Closing shall be terminated and of no further force or effect.
          (l) Termination of Stifel, Nicolaus & Company Engagement Letter. The engagement letter by and between the Company and Stifel, Nicolaus & Company, dated February 21, 2000, shall be terminated and of no further force or effect.
          (m) Letters of Transmittal. All of the members of the Company shall have delivered letters of transmittal to Parent.
          (n) Trinad Indebtedness. The Company shall have paid to Trinad Capital Master Fund all amounts due and owing to Trinad Capital Master Fund as of the Closing Date, provided, that the September 20, 2004 Senior Secured Promissory Note issued by the Company to Trinad Capital, LP shall be amended such that, among other things, the maturity date of such note shall be extended to the earlier of (i) January 30, 2007, or (ii) the date that the Company completes a financing that results in gross proceeds to the Company (or Parent) of not less than $2,000,000.

          (o) Parent Filings. Parent shall have received all information from the Company, including any financial statements of the Company, audited or otherwise, necessary for Parent to comply with its reporting obligations under the Exchange Act, including, but not limited, to, all information necessary to file a completed Form 8-K required to be filed in connection with the consummation of the transactions contemplated by this Agreement.
          (p) Legal Opinion. Parent shall have received a legal opinion from Fennemore Craig, P.C., in the form attached hereto as Exhibit A.
          (q) Contribution of Assets/Credit Agreement. ProLink, Inc. (“ProLink Shell”) and/or any members of the Company that own any of the former assets of ProLink Shell (consisting of residual rights in equipment located on golf courses and the intellectual property) (the “ProLink Assets”) shall have transferred the ProLink Assets to the Company and the Company shall have delivered a certificate of its chief executive officer to Parent confirming that the ProLink Assets have been transferred to the Company.
          (r) Other Deliveries. Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
          (s) Exercise of Preferred Stock. The holders of the Series B Convertible Preferred Stock of Parent shall have exercised and have been paid at Closing amounts that they elect to receive pursuant to their “cash-out” election as set forth in the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of Parent. Simultaneous with Closing and the payment described above, the shares of the Series B Convertible Preferred Stock of Parent shall be cancelled.
          (t) Termination of Fisher Consulting Agreement. The Consulting Agreement, dated August 1, 2005, between the Company and Steven D. Fisher shall have been terminated and of no further force or effect.
     6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is also subject to the following conditions, any and all of which may be waived by the Company, in whole or in part, to the extent permitted by the applicable law:
          (a) Representations and Warranties. The representations and warranties of Parent contained Article III shall be true, complete and correct in all material respects as of when made and on and as of the Closing, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects; and (ii) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true, complete and correct on and as of such particular date, with the same force and effect as if made on and as of the Closing;

          (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
          (c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by the chief executive officer of Parent, to the effect that each of the conditions specified in clauses (a) through (b) of this Section 6.3 is satisfied in all respects.
          (d) Due Diligence. The Company shall have completed a due diligence investigation of Parent’s business, assets and liabilities, the scope and results of which shall be satisfactory to the Company in its sole discretion.
          (e) Legal Opinion. The Company shall have received a legal opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in the form attached hereto as Exhibit B.
          (f) Cash Balance. The Parent shall have cash and marketable securities balance of no less than $4,000,000 (before payment of the redemption of the Series B Convertible Preferred Stock as identified in Section 6.2(s)).
          (g) Termination of Trinad Management Agreement. The Management Agreement, dated September 29, 2004, as amended and restated, between Parent and Trinad Capital, L.P. shall have been terminated and of no further force or effect.
ARTICLE VII
SURVIVAL
     7.1 Survival. The representations and warranties in this Agreement shall not survive the Closing and the consummation of the transactions contemplated hereby; provided, however, this Section 7.1 shall in no way limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding approval thereof by the members of the Company:
          (a) by mutual written consent of the Company and Parent;
          (b) by either Parent or the Company if the transactions contemplated hereby shall not have been consummated on or before December 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to have been consummated on or before such date;
          (c) by either Parent or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby;
          (d) by Parent, if Parent is not in material breach of its obligations or representations and warranties under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)); (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after notice thereof to the Company; or (iii); a condition specified in Section 6.1 or 6.2 will not be satisfied and no additional time will be able to cure such failure; or
          (e) by the Company, if it is not in material breach of its obligations, representations and warranties under this Agreement, and if (i) at any time the representations and warranties of Parent herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)); (ii) there has been a breach on the part of Parent of any of its covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after notice thereof to Parent; or (iii) a condition specified in Section 6.1 or 6.3 will not be satisfied and no additional time will be able to cure such failure.
     8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 5.1(b), 5.5, 8.3 and Article IX, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.
     8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the transactions contemplated hereby are consummated.
     8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing subject to the

DGCL and the DLLCA or the operating agreement of the Company. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.
     8.5 Waiver. At any time prior to the Closing, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

(a)	If to Parent:

AMALGAMATED TECHNOLOGIES, INC.
c/o Trinad Capital, LP
2121 Avenue of the Stars, Suite 1650
Los Angeles, CA 90067
Telecopier: 310-277-2741
E-Mail: jwolf@trinadcapital.com
Attention: Jay Wolf

With copies to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue, 25th Floor
New York, New York 10017
Telecopier: (212) 935-3115
E-Mail: krkoch@mintz.com
Attention: Kenneth R. Koch, Esq.

(b)	If to the Company:

PROLINK SOLUTIONS, LLC
7970 South Kyrene Road
Tempe, Arizona 85284
Telecopier: (480) 961-8537
E-Mail: dgomez@goprolink.com
Attention: General Counsel

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.
     9.2 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     9.4 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.
     9.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent of its obligations hereunder.
     9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article I with respect to the Contribution Consideration and board of directors of the Company are intended for the benefit of the persons so identified.

     9.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
     9.8 Governing Law; Enforcement.
          (a) This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware (exclusive of conflict of law principles).
          (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 9.1 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court or any Federal Court of the United States of America sitting in the State of Delaware.
     9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMALGAMATED TECHNOLOGIES, INC.
By:	/s/ Robert Ellin
	Name:	Robert Ellin
	Title:	President and Chief Financial Officer

PROLINK SOLUTIONS, LLC
By:	/s/ Lawrence Bain
	Name:	Lawrence Bain
	Title:	President and Chief Executive Officer